Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Reports First Quarter 2012 Results from Continuing Operations

•	Revenues up 29% over first quarter of 2011 to $419 million

•	Operating performance improves 49% over comparable period in 2011

•	Twelve month backlog at March 31, 2012 up 13% to $981 million

•	Total backlog at March 31, 2012 of $2.3 billion

•	Term loan balance reduced $30 million to $145.9 million

HOUSTON, TX, MAY 7, 2012 — Willbros Group, Inc. (NYSE: WG) announced today results from continuing operations for the first quarter of 2012. The Company recorded a net loss from continuing operations in the first quarter of $23.0 million, or $0.48 per share, on revenue of $419.1 million compared to a loss from continuing operations of $37.4 million, or $0.79 per share, in the first quarter of 2011.

For the first quarter of 2012, the operating loss was $10.6 million, an improvement of almost 50 percent compared to a loss of $20.6 million in the first quarter of 2011. The operating improvement in the first quarter was attributed to better performance across all three segments, especially in the Oil & Gas segment which produced positive operating income in a seasonally weak quarter.

Randy Harl, President and Chief Executive Officer, commented, “We delivered improved first quarter results relative to last year, largely as a result of regional expansion of our Oil & Gas segment. Our objective to optimize our upstream model to produce positive results in the seasonally weak quarters is delivering the results we envisioned. We generated operating profit from our upstream businesses in the first quarter by taking advantage of growth in domestic hydrocarbon production and expanding our services and regional footprint into the liquids-rich regions in the United States. Additionally, we are benefiting from broad improvements in our Utility T&D segment and margins for new work in Canada are expanding. Our Utility T&D segment posted a 31 percent improvement in operating results, driven largely by increased margins and higher resource utilization in the Texas market, where we continue to benefit from the CREZ build-out. In Canada, tighter cost controls and improved project management are having a positive impact on our operations in the oil sands.

“Looking ahead, we have good visibility with $2.3 billion of work in backlog. We booked over $639 million of new work during the first quarter, maintaining a positive book-to-bill ratio despite a revenue increase of 29 percent over last year, and we continue to experience higher levels of bid activity consistent with our exposure to the Canadian oil sands, the liquids-rich development plays in the United States and the robust expansion of the electric transmission grid. For the balance of 2012, we expect to see moderate growth in revenue, with emphasis on improving our execution of the work we have in backlog.”

Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	1 of 6 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

Backlog(2)

At March 31, 2012, Willbros reported backlog from continuing operations of $2.3 billion compared to $2.2 billion at December 31, 2011. Twelve month backlog increased 13% to $980.8 million at March 31, 2012 compared to $865.1 million at December 31, 2011.

Segment Operating Results

Oil & Gas

For the first quarter of 2012, the Oil & Gas segment reported operating income of $846 thousand on revenue of $246.9 million. First quarter results improved significantly over the $9.3 million operating loss on revenue of $167.6 million in the comparable period of 2011. The improvement is the result of our regional expansion strategy and the resurgence of our facilities construction business, but also a return to positive operating performance in downstream engineering. We continue to experience increased demand for all of our services, especially for engineering, EPC and construction.

Canada

For the first quarter of 2012, the Canada segment reported an operating loss of $3.1 million on revenue of $34.1 million, a substantial improvement compared to an operating loss of $5.1 million on revenue of $37.3 million in the first quarter of 2011. This improvement was attributable to improved margins and stronger project management. In addition, future performance is anticipated improve in the second half of this year as we add quality backlog with stronger embedded contract margins.

Utility T&D

For the first quarter of 2012, the Utility T&D segment reported an operating loss of $8.4 million on revenue of $139.3 million, a 31 percent operating improvement relative to the same period in 2011. This improvement was driven by higher utilization of resources in our transmission and cable restoration businesses and higher margins associated with work performed on the CREZ build-out. Additionally, recent cost reductions and productivity improvement initiatives in the Texas distribution business should contribute $3 to $5 million in savings by year-end.

Liquidity

At March 31, 2012, the Company had $48.9 million of cash and cash equivalents and access to $25.0 million in cash under the revolver included in its Credit Facility. As part of the March 4, 2011 amendment to its Credit Facility, the Company agreed to limit its cash borrowings to $25.0 million plus amounts to pay the 6.5% Senior Notes that mature in December 2012 and $59.4 million paid to the 2.75% Senior Notes holders when they exercised their put rights in the first quarter of 2011. The $25.0 million borrowing restriction is lifted when the Company’s total leverage ratio, as defined, reaches 3.0 to 1.0, or less. In the first quarter of 2012, the Company paid an additional $30.0 million against its term loan and the total leverage ratio for the period ending March 31, 2012 was 2.82.

Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	2 of 6 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

Guidance

Van Welch, Willbros Chief Financial Officer, provided expectations for 2012, “We continue to see meaningful improvement in our year-over-year quarterly results as we reduce the impact of seasonality on our business model and improve our operating performance. Our second quarter results should register a significant operating improvement versus the second quarter of 2011 and we expect to deliver operating income in the range of $14.0 to $16.0 million. We continue to expect annual revenue to range from $1.7 to $1.9 billion, full year positive operating income in all three segments and additional debt reduction of approximately $50.0 to $100.0 million by the end of the year.”

Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life-cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the potential for additional investigations and lawsuits; disruptions to the global credit markets; the untimely filing of financial statements; the global economic downturn; fines and penalties by government agencies; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the integration and operation of InfrastruX; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West African Gas Pipeline Company Limited lawsuit; the existence of material weaknesses in internal control over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades; the effective tax rate of the different countries where the Company performs work; development trends of the oil, gas, power, refining and petrochemical industries; and changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

TABLE TO FOLLOW

Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	3 of 6 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Income Statement
Contract revenue
Oil & Gas	$246,935	$167,636
Utility T&D	139,313	120,544
Canada	34,130	37,256
Eliminations	(1,288)	(1,647)

	419,090	323,789

Operating expenses
Oil & Gas	246,089	176,954
Utility T&D	147,720	132,709
Canada	37,181	42,381
Eliminations	(1,288)	(1,647)

	429,702	350,397

Operating income (loss)
Oil & Gas	846	(9,318)
Utility T&D	(8,407)	(12,165)
Canada	(3,051)	(5,125)
Changes in fair value of contingent earnout liability	—	6,000

Operating loss	(10,612)	(20,608)

Other expense
Interest expense, net	(7,894)	(14,800)
Loss on early extinguishment of debt	(2,256)	—
Other, net	(265)	(221)

	(10,415)	(15,021)

Loss from continuing operations before income taxes	(21,027)	(35,629)
Provision for income taxes	1,652	1,532

Loss from continuing operations	(22,679)	(37,161)
Income (loss) from discontinued operations net of provision (benefit) for income taxes	2,299	(7,458)

Net loss	(20,380)	(44,619)
Less: Income attributable to noncontrolling interest	(344)	(271)

Net loss attributable to Willbros Group, Inc.	$(20,724)	$(44,890)

Reconciliation of net loss attributable to Willbros Group, Inc.
Loss from continuing operations	$(23,023)	$(37,432)
Income (loss) from discontinued operations	2,299	(7,458)

Net loss attributable to Willbros Group, Inc.	$(20,724)	$(44,890)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.48)	$(0.79)
Discontinued operations	$0.05	$(0.16)

	$(0.43)	$(0.95)

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.48)	$(0.79)
Discontinued operations	$0.05	$(0.16)

	$(0.43)	$(0.95)

Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	4 of 6 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$20,563	$(30,477)
Investing activities	4,193	15,540
Financing activities	(33,003)	(41,864)
Foreign exchange effects	(1,470)	1,026
Discontinued operations	(4,766)	(6,037)

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	47,781	47,316
Diluted	47,781	47,316
Adjusted EBITDA from continuing operations(1)	$6,209	$(6,601)
Capital expenditures	3,434	1,880

Reconciliation of Non-GAAP Financial Measure

Adjusted EBITDA from continuing operations (1)
Loss from continuing operations attributable to Willbros Group, Inc.	$(23,023)	$(37,432)
Interest expense, net	7,894	14,800
Provision for income taxes	1,652	1,532
Depreciation and amortization	13,105	16,480
Loss on early extinguishment of debt	2,256	—
Changes in fair value of contingent earnout liability	—	(6,000)
DOJ monitor cost	1,586	2,481
Stock based compensation	2,088	1,401
Restructuring and reorganization costs	102	145
Acquisition related costs	—	43
(Gain) loss on sales of equipment	205	(322)
Noncontrolling interest	344	271

Adjusted EBITDA from continuing operations	$6,209	$(6,601)

	3/31/2012	12/31/2011
Balance Sheet Data
Cash and cash equivalents	$48,939	$58,686
Working capital	133,626	172,470
Total assets	857,644	861,771
Total debt	238,124	268,794
Stockholders’ equity	211,804	231,578

Backlog Data (2)
Total By Reporting Segment
Oil & Gas	$678,946	$517,597
Utility T&D	1,375,119	1,345,204
Canada	293,061	309,416

Total Backlog	$2,347,126	$2,172,217

Total Backlog By Geographic Area
United States	$1,872,478	$1,718,920
Canada	293,061	309,416
Middle East/North Africa	174,747	135,698
Other International	6,840	8,183

Total Backlog	$2,347,126	$2,172,217

12 Month Backlog	$980,792	$865,124

Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	5 of 6 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

(1)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. These adjustments are included in various performance metrics under our credit facilities and other financing arrangements. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for com paring normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations m ay be different from similarly titled measures of other companies.

(2)	Backlog is anticipated contract revenue from unemployed portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications.

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Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	6 of 6 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035